UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 7, 2007
KULICKE AND SOFFA INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	000-00121 (Commission File Number)	23-1498399 (I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA (Address of Principal Executive Offices)	19034 (Zip Code)
Registrant’s telephone number, including area code: (215) 784-6000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     On February 13, 2007, upon recommendation of the audit committee of the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”), the Company’s board approved the termination of the Kulicke and Soffa Industries, Inc. Retirement Income Plan (the “Plan”), subject to the approvals of the Pension Benefit Guaranty Corporation and the Internal Revenue Service. The proposed termination date is July 31, 2007. The Plan has been frozen since December 31, 1995. The Company and the Plan have entered into an Agreement for Commitment to Make Plan Sufficient for Plan Benefits (the “Agreement”) effective as of May 7, 2007 to provide that the Company will pay to the Plan, on or before the date prescribed for distribution of Plan assets by the Plan administrator, the amount necessary, if any, to ensure that on the date the Plan administrator distributes the assets of the Plan, the Plan is able to provide all Plan benefits. The Company currently expects that its costs to terminate the Plan will be approximately $4.0 million. A copy of the Agreement is filed as Exhibit 99.1 to this report and is incorporated into this Item 1.01 as if fully set forth herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Agreement for Commitment to Make Plan Sufficient for Plan Benefits, effective May 7, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.
May 10, 2007	By:	/s/ C. Scott Kulicke
	Name:	C. Scott Kulicke
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement for Commitment to Make Plan Sufficient for Plan Benefits, effective May 7, 2007.